Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

April 30, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 27% REVENUE

GROWTH AND DILUTED EARNINGS

PER SHARE OF $.18

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced its unaudited results for the quarter ended March 31, 2009.

Revenue for the first quarter of 2009 was $14,930,000, an increase of $3,201,000 or 27%, over first quarter 2008 revenue of $11,729,000. Diluted earnings per share was $.18 in the first quarter of 2009 compared to $.15 in the first quarter of 2008 – an increase of 20%.

The January 1, 2009 acquisition of DeVenture Health Partners (“DeVenture”) contributed $1.2 million of revenue in the first quarter of 2009. On a pro-forma basis, if DeVenture had been acquired on January 1, 2008, revenue would have increased 20%. The operating results contributed by DeVenture, net of one-time acquisition-related transaction costs, had virtually no impact on first quarter 2009 diluted earnings per share.

“During the first quarter, we successfully executed our core business plan and also made substantial progress on integrating the DeVenture acquisition without diluting earnings,” stated Larry Gerdes, President and Chief Executive Officer. “In addition, we completed the up-front work leading to the acquisition of the domestic medical transcription business of Transcription Relief Services (“TRS”) on April 1, 2009. These two acquisitions add approximately $12 million per year of revenue to Transcend at their current run rates, of which we expect at least $10 million to be realized in 2009. Assuming we continue maintain our high customer retention rate, our revenue growth should easily exceed 30% for the full year in 2009 compared to 2008.”

“The sales team closed new business during the first quarter which we estimate will generate between $3.4 million and $4.2 million of annual revenue once fully implemented,” stated Leo Cooper, Executive Vice President of Sales and Marketing. “We were extremely pleased with these results, which exceeded quarterly sales levels of $2.4 million to $3.1 million realized in each of the last several quarters. This is an indication that our strategic decision to expand our sales force in 2008 is paying dividends. Approximately 60% of this new business will be implemented on our BeyondTXT platform and 40% on third party platforms licensed by the customers.”

Gross profit for the first quarter of 2009 was $5,343,000, an increase of $1,189,000 or 29%, over first quarter 2008 gross profit of $4,154,000. As a percentage of revenue, gross profit increased to 36% in the first quarter of 2009 from 35% in the first quarter of 2008. This was down one point compared to the three most recent quarters due to the impact of the DeVenture acquisition on the company’s gross profit margins. Approximately 62% of the Company’s total revenue was processed on our BeyondTXT platform in the first quarter of 2009 compared to 64% in the first quarter of 2008. Most of this reduction relates to the addition of DeVenture in 2009. Approximately 53% of our BeyondTXT volume was edited using speech recognition technology in the first quarter of 2009 compared to 38% in the first quarter of 2008. The Company’s goal is to increase this percentage to at least 60% over the next twelve months. The percentage of the Company’s total volume processed offshore was 19% in the first quarter of 2009 compared to 16% in the first quarter of 2008.

“Whenever we acquire a company, our top priority will always be to keep all of the customers,” stated Sue McGrogan, Chief Operating Officer. “It is typical to see lower gross profit margins initially from companies we acquire. As we integrate the newly acquired business, we have three primary strategies to help improve the gross profit margins of acquired businesses: migrating as much of the business as possible from older platforms to BeyondTXT to take advantage of the increased productivity inherent in our speech-recognition enabled platform, considering the use of offshore resources, especially for night and weekend coverage, and implementing our operating model to streamline the operation. These three strategies are really no different than what we do every day in our existing business. I want to thank our employees, including our new team from DeVenture, for the hard work necessary to integrate DeVenture quickly and the extra effort made to reach out to DeVenture’s customers and employees to begin forming strong long-term relationships with Transcend. I’m also pleased with the progress we have made with the integration of TRS in April. Our customer retention remains high, with only one customer leaving Transcend in the first quarter due to a corporate decision unrelated to our service at the local customer level.”

Operating expenses, consisting of sales and marketing, research and development, general and administrative, and depreciation and amortization expenses, increased $809,000, or 41%, to $2,797,000, or 19% of revenue, compared to $1,988,000, or 17% of revenue, in the first quarter of 2008. Approximately $235,000 of the increase was related to DeVenture operating expenses and acquisition-related transaction costs, $201,000 was related to the expansion of the sales organization during 2008 and the remainder was due to higher operating expenses resulting from growth in the business.

Operating income increased 18% to $2,546,000, or 17% of revenue, in the first quarter of 2009, compared to $2,166,000, or 18% of revenue, in the first quarter of 2008. EBITDA1 was $2,801,000, or 19% of revenue in the first quarter of 2009, compared to $2,362,000 or 20% of revenue, in the first quarter of 2008. In both cases, the one point reduction relates primarily to the acquisition of DeVenture.

The Company’s effective tax rate was 37% for the first quarters of both 2009 and 2008. Since the Company has net operating loss carryforwards, income tax expense is largely a non-cash expense until the federal net operating loss carryforwards are fully utilized, which is expected to occur in the second quarter of 2009.

Net income increased 16% to $1,578,000 in the first quarter of 2009 compared to $1,360,000 in the first quarter of 2008.

Transcend ended the first quarter of 2009 with $9.7 million of cash and cash equivalents on hand after using $4.25 million of cash in January to purchase DeVenture. The Company had 42 days of sales outstanding in accounts receivable as of March 31, 2009, which is in line with Company goals.

“The last few months have been an exciting time for Transcend,” stated Lance Cornell, Chief Financial Officer. “With the acquisitions of DeVenture and TRS, Transcend has grown to an annual revenue run rate of approximately $67 million, excluding recent sales that have yet to be implemented net of any future customer attrition. We continue to actively search for the right companies to join forces with Transcend and we are fortunate that we can complete smaller acquisitions using cash on hand and cash generated by operations. Our primary focus, however, continues to be on providing excellent service to our current customers day-in and day-out. We believe that consistent delivery of excellent service ultimately provides the best foundation for our future growth.”

[1]

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is a non-GAAP measure of financial performance which management believes is useful to investors. EBITDA of $2,801,000 for the first quarter of 2009 was calculated by taking operating income of $2,546,000 and adding back $255,000 of depreciation and amortization expense. EBITDA of $2,362,000 for the first quarter of 2008 was calculated by taking operating income of $2,166,000 and adding back $196,000 of depreciation and amortization expense.

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on April 30, 2009 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 96346015 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 96346015 from two hours after the completion time of the conference call until midnight on May 7, 2009.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand)

	Three months ended March 31,
	2009	2008
Revenue	$14,930,000	$11,729,000
Direct costs	9,587,000	7,575,000

Gross profit	5,343,000	4,154,000

Operating expenses:
Sales and marketing	407,000	188,000
Research and development	369,000	267,000
General and administrative	1,766,000	1,337,000
Depreciation and amortization	255,000	196,000

Total operating expenses	2,797,000	1,988,000

Operating income	2,546,000	2,166,000

Interest and other expense, net	31,000	7,000

Income before income taxes	2,515,000	2,159,000
Income taxes	937,000	799,000

Net income	$1,578,000	$1,360,000

Basic earnings per share:
Net earnings per share	$0.19	$0.16

Weighted average shares outstanding	8,470,000	8,445,000

Diluted earnings per share:
Net earnings per share	$0.18	$0.15

Weighted average shares outstanding	8,797,000	8,896,000

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	March 31, 2009 (unaudited)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$9,701,000	$12,282,000
Accounts receivable, net of allowance for doubtful accounts of $105,000 and $99,000 at March 31, 2009 and December 31, 2008, respectively	6,911,000	5,929,000
Deferred income tax, net	466,000	288,000
Prepaid expenses and other current assets	296,000	332,000

Total current assets	17,374,000	18,831,000
Property and equipment, net	1,683,000	1,684,000
Intangible assets, net	8,897,000	4,982,000
Deferred income tax, net	—	519,000
Other assets	72,000	79,000

Total assets	$28,026,000	$26,095,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$746,000	$981,000
Accrued compensation and benefits	1,763,000	1,704,000
Revolving promissory note	—	4,000
Promissory notes payable	477,000	477,000
Other accrued liabilities	576,000	672,000

Total current liabilities	3,562,000	3,838,000
Long term liabilities:
Promissory notes payable	92,000	238,000
Other liabilities	163,000	169,000

Total long term liabilities	255,000	407,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at March 31, 2009 and December 31, 2008; 8,481,000 and 8,451,000 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	425,000	423,000
Additional paid-in capital	31,218,000	30,439,000
Retained deficit	(7,434,000)	(9,012,000)

Total stockholders’ equity	24,209,000	21,850,000

Total liabilities and stockholders’ equity	$28,026,000	$26,095,000